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                                  Exhibit 8.1

        Opinion of Blank Rome Comisky & McCauley Concerning Tax Matters

(215) 569-5500

(215) 569-5555

@blankrome.com

                                                                 July 20, 1999


NCO Group, Inc.
515 Pennsylvania Avenue
Fort Washington, PA 19034


         Re:      Acquisition of Compass International Services Corporation
                  ---------------------------------------------------------

Gentlemen:

         You have requested our opinion concerning certain Federal income tax consequences of the merger of Cardinal Acquisition Corporation, an entity incorporated under the Delaware Corporation Law, as amended ("Sub"), and a wholly-owned subsidiary of NCO Group, Inc., a Pennsylvania business corporation, ("Parent"), with and into Compass International Services Corporation, an entity incorporated under the Delaware Corporation Law ("Compass"). The terms of the merger are described in the Proxy Statement/ Prospectus of Parent dated July 20, 1999 (the "Prospectus"). Our opinion is based upon our understanding of the facts of and incident to the transaction, as are set forth in the Prospectus, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificates of Parent and Sub and the Officer's Certificate of Compass (attached as exhibits hereto) relating to the truth, correctness and completeness of those facts and the facts in the Prospectus, including the financial statements and exhibits that are a part thereof. Those exhibits include the Agreement and Plan of Merger dated as of May 12, 1999 by and between Parent, Sub and Compass (together, the "Plan of Merger"). This opinion is being furnished pursuant to the Plan of Merger, and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Plan of Merger.

         In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of


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NCO Group, Inc.
July 20, 1999
Page 2


Merger, the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Parent, Sub, Compass and others. In particular, we have relied upon certain representations of the managements of Parent, Sub and Compass in the Officer's Certificates which are attached hereto.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 as amended (the "Code")1, Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service").

         Based solely upon the foregoing and provided that the Merger and the other transactions contemplated by the Plan of Merger are consummated in the manner described in the Prospectus, we are of the opinion that under present law, for federal income tax purposes:

                  1. The Merger of Sub into Compass will constitute a reorganization within the meaning of Section 368(a) of the Code. Parent, Sub and Compass each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. Compass shareholders should recognize no gain or loss upon their exchange of Compass stock for shares of Parent Common Stock. Code Section 354(a).

                  3. The basis of the Parent Common Stock received by the shareholders of Compass (including fractional shares) will be the same as the basis of the Compass stock surrendered in exchange. Code Section 358(a)(1).

-------------------
     1 Unless otherwise indicated, all section references are to sections of the Code.


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NCO Group, Inc.
July 20, 1999
Page 3


                  4. The holding period of the Parent Common Stock received by a Compass shareholder (including any fractional shares) will include the period during which the Compass stock surrendered in exchange therefor was held by such Compass shareholder, provided that the Compass stock surrendered was a capital asset in the hands of such Compass shareholder on the date of the exchange. Code
Section 1223(a).

                  5. Cash received by shareholders of Compass in lieu of fractional shares of Parent will be treated as a distribution in redemption of their fractional share interests subject to the provisions and limitations of
Section 302 of the Code. Rev.
Rul. 66-365, 1966-2 C.B. 116.

         This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein, including the tax treatment of the substitution by Parent of any options to purchase Compass Common Stock. No opinion is expressed with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

          In rendering our opinions in 2 and 4 above, we note that under the terms of the memorandum of understanding of July 19, 1999 to settle certain class action litigation relating to Compass and the Voting Agreements, the following actions will occur:

                  1. Compass stockholders who are parties to the Voting Agreements have agreed to contribute to Compass shares of Compass common stock with an aggregate value of $5.0 million immediately before the merger.

                  2. In the event that the average closing price of NCO common stock during the five trading days ending one day before the Compass stockholder meeting to approve the merger is less than $29.50 per share, NCO will pay an additional 43,684 shares of NCO common stock, to be distributed pro rata to holders of shares of Compass common stock, other than with respect to shares beneficially owned by the individual defendants.

          Under these terms, those stockholders who are not a party to the voting agreements and who are not defendants in the class action litigation, referred to as the public stockholders, could be deemed by the Service to have received more than their pro rata share of the NCO common stock issued in the merger, based upon the total amount of Compass stock outstanding prior to the time these actions occur. In this case, the Service could take the position that the additional consideration is taxable to the public stockholders as ordinary income. We believe that such an assertion would be incorrect and that the better view is that all of the NCO common stock received in the merger should be received tax-free. However, there can be no assurance that the Service would not be successful in their contention.

         Our opinions set forth our legal judgement, and are not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

         Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

         We are pleased to offer this opinion based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in or administrative or judicial interpretations of these laws.

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NCO Group, Inc.
July 20, 1999
Page 4

         We hereby consent to the use of this Opinion as an exhibit to the Registration Statement to be filed by NCO Group, Inc. with the Securities and Exchange Commission and to the use of our name in the Registration Statement.

         This letter is solely for your use in connection with the transaction referenced herein. It may not be reproduced, quoted in whole or in part, referred to in any other context or filed with any governmental agency without the prior written consent of this firm.

                                            Very truly yours,



                                            BLANK ROME COMISKY & McCAULEY LLP


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